Exhibit 10.2

CONFIDENTIAL

September 29, 2025

Cirrata Group LLC
Cirrata V LLC
Cirrata V UK Limited
Cirrata VI, LLC
c/o Ambac Financial Group, Inc.
One World Trade Center
41st Floor
New York, NY 10007
Attention: David Trick, Chief Financial Officer and Treasurer

Project Seagull
$120,000,000 Senior Secured Credit Facilities
Commitment Letter

Ladies and Gentlemen:

Cirrata Group LLC, a Delaware limited liability company, Cirrata V LLC, a Delaware limited liability company, Cirrata V UK Limited, a private limited company incorporated in England and Cirrata VI, LLC, a Delaware limited liability company (collectively, the “Companies” or “you”) have advised Truist Bank (“Truist Bank”) and Truist Securities, Inc. (“Truist Securities”; and together with Truist Bank, “Truist” or “us” or “we”) of their desire to acquire certain equity interests of a target previously identified to us (the “Target”; and, together with the Target’s subsidiaries, the “Target Group”) pursuant to a transaction code named “Project Seagull” (the “Acquisition”) from the sellers identified therein (the “Sellers”). The Companies have also advised Truist that, in connection with the Acquisition, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Annex I (the “Transaction Description”) including, for the avoidance of doubt, the desire to obtain senior secured credit facilities in an aggregate principal amount of $120,000,000, consisting of a $100,000,000 term loan facility and a $20,000,000 revolving credit facility (collectively, the “Senior Secured Credit Facilities”) on the terms set forth in this Commitment Letter (as defined below), the initial funding of which is subject solely to the Funding Conditions (as defined below) and the proceeds of which shall be used to (i) finance a portion of the purchase price payable for the Target, (ii) pay related transaction fees and expenses and (iii) provide working capital for other general corporate purposes.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Transaction Description and the Summary of Principal Terms and Conditions attached hereto as Annex II (the “Term Sheet”; and the Term Sheet, together with this commitment letter, including the addendums and schedules hereto, and the Conditions to Closing attached hereto as Annex III (the “Conditions Annex”), collectively, as amended, restated, modified or otherwise supplemented from time to time in accordance with and subject to the terms and conditions hereof, the “Commitment Letter”).

A.     Commitment.

    In connection with the foregoing, Truist Bank is pleased to advise you of its commitment (and hereby commits) to provide the aggregate principal amount of the Senior Secured Credit Facilities, on the terms set forth herein and subject solely to the Funding Conditions. The commitment of Truist Bank to provide the aggregate principal amount of the Senior Secured Credit Facilities is referred to herein as the “Commitment”. The principal terms of the Senior Secured Credit Facilities are set forth in this Commitment Letter.

B.    Conditions.

    The Commitment of Truist under this Commitment Letter is subject solely to the express conditions set forth in the Conditions Annex (the “Funding Conditions”) and, upon the satisfaction (or waiver by Truist Bank in its discretion) of the Funding Conditions, the availability and initial funding of the Senior Secured Credit Facilities shall occur.

C.    Administrative Agent and Arranger.

    It is hereby agreed that (i) Truist Bank (or its affiliates or subsidiaries) will act as the sole administrative agent and sole collateral agent for the Senior Secured Credit Facilities (in such capacities, the “Administrative Agent”) and (ii) Truist Securities has provided structuring advice for the Senior Secured Credit Facilities and shall serve as the sole arranger (the “Arranger”).

D.    No Syndication; Clear Markets; Information Requirements and Projections.

1.No Syndication. It is understood and agreed that no syndication shall be required in connection with the contemplated Senior Secured Credit Facilities on (or prior to) the Closing Date in connection with the Acquisition or immediately thereafter. Neither the Companies nor any parties acting on their behalf will, directly or indirectly (except through the Arranger), offer or sell, or solicit any offer to buy, any portion of the Senior Secured Credit Facilities, and neither the Companies nor any parties acting on their behalf has previously done any of the foregoing (other than to arrange this Commitment Letter).
2.Clear Markets. In consideration of Truist Bank’s Commitment and the time and resources that Truist will devote to the Senior Secured Credit Facilities, you agree that, until such expiration, you will not (and you will not permit your affiliates, including Parent Guarantor and its subsidiaries, to) solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing credit facility or facilities (including debt securities) for the Companies and their subsidiaries or otherwise in connection with the Acquisition or the transactions contemplated in connection herewith or therewith.
3.Information and Projections. You hereby represent and warrant that (to your knowledge with respect to information provided by or relating to the Target Group prior to date of the initial borrowing under the Senior Secured Credit Facilities (the “Closing Date”) (a) all information (other than estimates, budgets, forecasts, pro forma data, financial projections and other forward-looking financial information concerning the Borrowers and their subsidiaries (including, without limitation, the Target Group) (collectively, the “Projections”)) that has been or will be made available to Truist, directly or indirectly, by you, or by any of your respective representatives on your behalf, in connection with the consummation of the Senior Secured Credit Facilities, the Acquisition and the other Transactions (the “Information”), when furnished is or, in the case of any such Information made available after the date hereof, will be correct in all material respects and does not or, in the case of any such Information made available after the date hereof, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading and (b) the Projections of the Borrowers and their subsidiaries (including, for the avoidance of doubt, the Target Group) for the applicable fiscal years during the term of the Senior Secured Credit Facilities that have been or will be made available in writing to Truist or any of the Lenders by or on behalf of the Borrowers in connection with the Senior Secured Credit Facilities and the related transactions will be prepared in good faith based upon assumptions that are believed by you (or, if different, the preparer thereof) to be reasonable at the time such Projections are prepared and at the time such Projections are so furnished (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control and no assurances can be given that such Projections will actually be realized). You agree that, if at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect (to your knowledge with respect to information provided by or relating to the Target Group prior to the Closing Date) if such Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will (and with respect to such Information and Projections relating to the Target Group or their respective operations or assets, you will use your commercially reasonable efforts to cause the Target Group to) promptly supplement and/or update such Information and Projections such that such representations and warranties would be correct in all material respects. In issuing the Commitment hereunder, Truist is entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof.
Notwithstanding anything to the contrary contained in this Commitment Letter, none of the compliance with the covenant in paragraph D.(1) and (2), the accuracy of any representation or warranty under this paragraph D.(3), the provision of any supplement or update thereto, or the accuracy of any such representation or warranty after giving effect thereto shall constitute a condition precedent to the initial funding of the Senior Secured Credit Facilities (unless the inaccuracy of any such representation results in a Funding Condition hereunder not being satisfied).

E.    Fees; Expenses; Indemnification.

1.Fees. The Companies will pay (or cause to be paid) the fees set forth in that certain letter agreement dated as of the date hereof, executed by Truist and acknowledged and agreed to by the Companies relating to this Commitment Letter (the “Fee Letter”).

2.Expenses. By executing this Commitment Letter, each Company also agrees to pay, or to reimburse Truist to the extent invoiced at least two (2) business days prior to the Closing Date, on the Closing Date, and, otherwise, promptly after written demand for, all reasonable costs and expenses incurred by Truist (whether incurred before or after the date hereof) in connection with the Senior Secured Credit Facilities, the preparation of the Financing Documentation, including without limitation, due diligence expenses and reasonable fees and disbursements of its counsel (which, for the avoidance of doubt, shall be Alston & Bird LLP), regardless of whether the Senior Secured Credit Facilities close, it being understood and agreed that such reasonable costs and expenses shall be due and payable upon the earlier to occur of the Closing Date (to the extent invoiced at least two (2) business days prior to the Closing Date or, if not invoiced at least two (2) business days prior to the Closing Date, promptly after the Closing Date) and the Termination Date (as defined below). Each Company also agrees to pay all costs and expenses of Truist (including, without limitation, reasonable fees and disbursements of its counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

3.Indemnification.  Each Company agrees to indemnify and hold harmless Truist, each Lender, their respective affiliates and their respective directors, officers, employees, agents, representatives, legal counsel, and consultants (each, an “Indemnified Person”) against, and to reimburse each Indemnified Person upon its demand for, any losses, claims, damages, liabilities or other expenses (“Losses”) incurred by such Indemnified Person or asserted against such Indemnified Person by any Company, any of its subsidiaries or any other person or party arising out of or in connection with this Commitment Letter, the Fee Letter, the Senior Secured Credit Facilities, the use of the proceeds thereof, the transactions contemplated hereby or thereby or any related transaction, or any claim, litigation, investigation or proceeding relating to any of the foregoing, and to reimburse each Indemnified Person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, whether or not such Indemnified Person is a party to any such proceeding; provided that no Company shall be liable pursuant to this indemnity for any Losses to the extent that a court having competent jurisdiction shall have determined by a final judgment (not subject to further appeal) that such Loss resulted from the gross negligence or willful misconduct of such Indemnified Person. No Company shall, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is a party and indemnity has been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such indemnity. No Indemnified Person shall be responsible or liable for any damages arising from the use by others of the Information or other materials obtained through electronic, telecommunications or other information transmission systems, or for any special, indirect, punitive, exemplary or consequential damages that may be alleged as a result of this Commitment Letter, the Fee Letter, the Senior Secured Credit Facilities, the use of proceeds or any related transaction. No Indemnified Person shall be liable for any indirect or consequential damages in connection with its activities related to the Senior Secured Credit Facilities.

F.    Miscellaneous.

1.Termination. This Commitment Letter (including the offer contained herein) and all undertakings of Truist in connection with this Commitment Letter shall expire at 11:59 p.m., Charlotte time, on September 30, 2025 unless by such time each Company executes and delivers to Truist this Commitment Letter and the Fee Letter.

Thereafter, in the event that the Closing Date does not occur on or before 11:59 p.m., Charlotte time, on the earliest of (a) February 2, 2026, (b) the date that Acquisition closes with or without the use of the Senior Secured Credit Facilities or (c) the date of the termination of the Acquisition Agreement (as defined on Annex I hereto) by you (or your affiliates) or with your (or your affiliates) written consent in accordance with the terms of the Acquisition Agreement, then this Commitment Letter (including, without limitation, the Commitment hereunder) shall automatically terminate on such earliest date unless Truist Bank, in its sole discretion, agrees to an extension (it being understood and agreed that any such extension shall be in a writing signed by all parties hereto) (the “Termination Date”).

2.No Third-Party Beneficiaries. This Commitment Letter is solely for the benefit of the Companies, Truist and the Indemnified Persons; no provision hereof shall be deemed to confer rights on any other person or entity.

3.No Assignment; Amendment. This Commitment Letter and the Fee Letter may not be assigned by (i) Truist to any other person or entity without the written consent of the Company and (ii) any Company to any other person or entity, but all of the obligations of each Company hereunder and under the Fee Letter shall be binding upon the successors and assigns of such Company. This Commitment Letter and the Fee Letter may not be amended or modified except in writing executed by each of the parties hereto.

4.Use of Name and Information. Each Company agrees that any references to Truist or any of its affiliates made in connection with the Senior Secured Credit Facilities are subject to the prior approval of Truist (not to be unreasonably withheld, conditioned or delayed).

5.Governing Law; Jurisdiction. This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the state of New York; provided that it is understood and agreed that (a) the interpretation of the definition of (i) “Company Material Adverse Effect” as defined in the Acquisition Agreement, and whether or not a Company Material Adverse Effect has occurred, (b) the determination of the making and/or accuracy of any Acquisition Agreement Representation (as defined on Annex I hereto) and whether as a result of any inaccuracy thereof you or your affiliates have the right to terminate your (and/or their) obligations (or to refuse or elect not to consummate the Acquisition) under the Acquisition Agreement and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall be governed by, and construed in accordance with, the laws of the Acquisition Agreement, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. EACH OF THE COMPANIES AND TRUIST IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS COMMITMENT LETTER, THE FEE LETTER, THE SENIOR SECURED CREDIT FACILITIES, THE USE OF PROCEEDS THEREOF OR THE ACTIONS OF TRUIST IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Each Company irrevocably and unconditionally submits to the exclusive jurisdiction of Supreme Court of the State of New York sitting in New York county or the United States District Court for the Southern District of New York for the purpose of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Senior Secured Credit Facilities and the use of proceeds thereof and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of the Companies and Truist irrevocably and unconditionally waives any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction any Company or Truist are or may be subject, by suit upon judgment. Service of any process, summons, notice or document on any Company may be made by registered mail addressed to such Company at the address appearing at the beginning of this letter for any suit, action or proceeding brought in any such court pursuant to this Commitment Letter.

6.Survival. The Fee Letter and the indemnification, expense reimbursement, confidentiality, jurisdiction, governing law, no agency or fiduciary duty, waiver of jury trial, service of process, venue and information provisions contained herein shall remain in full force and effect regardless of whether any definitive documentation for the Senior Secured Credit Facilities shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or the Commitment hereunder; provided that the indemnification and expense reimbursement provisions hereof shall be superseded by the corresponding provisions of the definitive documentation (solely to the extent covered thereby) upon the initial funding of the Senior Secured Credit Facilities.

7.Confidentiality. None of the Companies nor any of their affiliates will disclose or permit disclosure of this Commitment Letter, the Fee Letter nor the contents of the foregoing, in whole or in part, to any person or entity (including, without limitation, any Lender other than Truist Bank), either directly or indirectly, orally or in writing, except (i) to the Companies’ officers, directors, agents and legal counsel, in each case to the extent directly involved in the transactions contemplated hereby and on a confidential basis, and (ii) as required by law (in which case the Companies agree to inform Truist promptly thereof); provided that (i) you may disclose this Commitment Letter and the contents hereof (but not, subject to clause (iii) below, the Fee Letter or the contents thereof) to the Target Group, its affiliates (including any of the Sellers party to the Acquisition Agreement) and their respective officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders, in each case, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (and the existence of the Fee Letter but not the contents thereof) in connection with any public or regulatory filing requirement relating to the Acquisition and (iii) if the fee amounts payable pursuant to the Fee Letter have been redacted in a manner reasonably agreed by us, you may disclose the Fee Letter and the contents thereof to the Target Group and its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis.

Truist and its affiliates shall treat confidentially all non-public information received by it from you, the Target Group, or your or their respective affiliates and representatives in connection with the Acquisition and the other Transactions, shall only use such information for the purposes of providing the services contemplated by this Commitment Letter and shall not publish, disclose or otherwise divulge such non-public information to any person; provided that nothing herein shall prevent Truist and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case Truist agrees to inform you promptly thereof to the extent lawfully permitted to do so), (b) upon the request or demand of any regulatory authority having jurisdiction over Truist or any of its affiliates (in which case Truist agrees to inform you promptly thereof prior to such disclosure, to the extent practicable, unless Truist is prohibited by applicable law from so informing you, or except in connection with any request as part of a regulatory examination), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by Truist or any of its affiliates, (d) to the extent that such information is received by Truist from a third party that is not to Truist’s knowledge subject to confidentiality obligations to you or the Target Group, (e) to the extent that such information is independently developed by Truist or its affiliates so long as not based on information obtained in a manner that would otherwise violate this provision, (f) to Truist’s affiliates and Truist’s and its affiliates’ respective employees, officers, directors, controlling persons, trustees, managers, funding sources and advisors (including, without limitation, legal counsel, independent auditors and other experts or agents) (collectively, the “Representatives”) who need to know such information in connection with the Transactions and are informed of the confidential nature of such information (provided, that Truist shall be responsible for its affiliates and such Representatives’ compliance with this paragraph), (g) for purposes of establishing a “due diligence” defense, (h) to enforce its rights hereunder or under the Fee

Letter, (i) to market data collectors for customary purposes in the lending industry in connection with the Senior Secured Credit Facilities or (j) if you consent in writing to such proposed disclosure. Truist’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Financing Documentation upon the execution and delivery of the Financing Documentation and in any event shall terminate on the second anniversary of the date hereof.

8.No fiduciary duty. Truist is a full service securities firm and may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, your affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. Each Company acknowledges and agrees that (i) the Commitment is an arm’s-length commercial transaction between the Companies, on the one hand, and Truist, on the other, and you are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter; (ii) in connection with the transactions contemplated hereby and the process leading to such transactions, Truist is and has been acting solely as a principal, and not as advisor, agent or fiduciary of the Companies, their affiliates, or any other party, (iii) you have retained Truist Securities as a financial advisor in connection with the Acquisition (in such capacity, the “Buy-Side Financial Advisor”) and Truist has not otherwise assumed an advisory responsibility or fiduciary duty in favor of the Companies with respect to the financing transactions contemplated hereby or the process leading thereto (irrespective of whether Truist or any of its affiliates has advised or is currently advising any Company on other matters) and Truist has no obligation to the Companies except those expressly set forth in this Commitment Letter, (iv) Truist and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Companies and their affiliates, and Truist has no obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship as a consequence of this Commitment Letter; and (v) Truist has not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and each Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate. Each Company waives and releases, to the fullest extent permitted by law, any claims that it may have against Truist and its affiliates with respect to any breach or alleged breach of fiduciary duty as a consequence of this Commitment Letter. Each of the parties hereto agree to the retention of the Buy-Side Advisor and further agree not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Buy-Side Financial Advisor, on the one hand, and the relationship between Truist and the Companies and their affiliates in connection with the engagement contemplated hereby, on the other hand.

9.Enforceability. Each of the parties hereto agrees that this Commitment Letter and the Fee Letter are each a valid and binding and enforceable agreement with respect to the subject matter contained herein (it being acknowledged and agreed that the Commitment provided hereunder is subject solely to the satisfaction (or waiver by Truist in its discretion) of the Funding Conditions as set forth herein), except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Promptly after the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation in good faith of the Financing Documentation for the purpose of executing and delivering the Financing Documentation concurrently with the consummation of the Acquisition in accordance with the Acquisition Agreement as soon as reasonably practicable.

10.Counterparts. This Commitment Letter and the Fee Letter may be executed in multiple counterparts, and by different parties hereto in any number of separate counterparts, all of which taken together shall constitute one original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier or by electronic transmission (in pdf form) shall be as effective as delivery of a manually executed counterpart hereof. The words “executed,” “signatures” and words of similar import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.Entire Agreement. This Commitment Letter and the Fee Letter embody the entire agreement and understanding among Truist, the Companies and their affiliates with respect to the Senior Secured Credit Facilities, and supersede all prior understandings and agreements among the parties relating to the subject matter hereof. It is understood and agreed that those matters that are not covered or made clear in this Commitment Letter are subject to mutual agreement of the parties.
12.Patriot Act. Truist hereby notifies the Companies that pursuant to the requirements of the USA Patriot Improvement and Reauthorization Act of 2005, Title III of Pub. L. 109-177 (signed into law March 9, 2006) (the “Patriot Act”), it and its affiliates are required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrowers and the Guarantors that will allow Truist to identify the Borrowers and the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for Truist and its affiliates.

[Remainder of page intentionally blank; signature page follows]

We look forward to working with you on this important transaction.

Very truly yours,

TRUIST SECURITIES, INC.

By: /s/ Nick Jordan
    Name: Nick Jordan
    Title: Managing Director

TRUIST BANK

By: /s/ Andrew Silsbee
    Name: Andrew Silsbee
    Title: Director

PROJECT SEAGULL
COMMITMENT LETTER
SIGNATURE PAGE

ACCEPTED AND AGREED
this 29th day of September, 2025:

CIRRATA GROUP LLC

By: /s/ David Trick
Name: David Trick
Title: Executive Vice President, Chief Financial
Officer and Treasurer

CIRRATA V LLC

By: /s/ David Trick
Name: David Trick
Title: Executive Vice President, Chief Financial
Officer and Treasurer

CIRRATA V UK LIMITED

By: /s/ David Trick
Name: David Trick
Title: Director

CIRRATA VI, LLC

By: /s/ David Trick
Name: David Trick
Title: Executive Vice President, Chief Financial
Officer and Treasurer

Annex I
Transaction Description
Capitalized terms used but not defined in this Transaction Description shall have the meanings set forth in the other Exhibits and Annexes to the Commitment Letter to which this Transaction Description is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Transaction Description shall be determined by reference to the context in which it is used.
Cirrata VI, LLC, a Delaware limited liability company (“Initial Borrower”), intends to acquire (the “Acquisition”), directly or indirectly, all of the issued and outstanding equity interests of the Target pursuant to the Membership Interest Purchase Agreement referred to below. In connection therewith, it is intended that:
(a)Pursuant to the Membership Interest Purchase Agreement, dated as of the date hereof (together with the exhibits and schedules thereto, as amended, supplemented, otherwise modified, or consented to or waived in accordance with the terms hereof, the “Acquisition Agreement”) by and among Sirius Acquisitions Holding Company, a Delaware corporation (“Seller”), Sirius Re Holdings, Inc., a Delaware corporation (“Seller Parent”), Initial Borrower and Ambac Financial Group, Inc., a Delaware corporation (“Buyer Parent”), the Seller will sell to Initial Borrower all of the Purchased Interests (as defined in the Acquisition Agreement) and the respective subsidiaries thereof identified to us and code-named “Seagull”. As of the Closing Date, after giving effect to the Transactions, the Initial Borrower will, directly or indirectly, own 100% of the voting and economic equity interests of the Target.

(b)Prior to, or substantially contemporaneously with, the funding of the Senior Secured Credit Facilities, all outstanding indebtedness for borrowed money and all guarantees that are required to be repaid and released under the Conditions Exhibit will be repaid and released; and all liens and documentation associated with such indebtedness (if any) will be terminated (other than for customary contingent indemnification obligations that expressly survive).

(c)All fees, premiums, expenses and other transaction costs incurred in connection with the Transactions (the “Transaction Costs”) will be paid.

(d)The Borrowers (as defined in the Term Sheet) will obtain (i) the senior secured first lien term loan facility described in the Commitment Letter in an aggregate principal amount of $100 million (the “Term Facility”) and a $20,000,000 revolving credit facility (the “Revolving Facility”), in each case, as further described in the Term Sheet.

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of the Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the satisfaction or waiver by the Arranger of all conditions set forth in the Conditions Exhibit and the initial funding of the Facilities.
The Purchase and the other transactions described in this Annex I are collectively referred to herein as the “Transactions”.
Annex I-1

Annex II
Summary of Principal Terms and Conditions
(To be attached.)

ANNEX II

Summary of Principal Terms and Conditions of
$120,000,000 Senior Secured Credit Facilities1

Borrowers:    Cirrata Group LLC, a Delaware limited liability company, Cirrata V LLC, a Delaware limited liability company, Cirrata V UK Limited, a private limited company incorporated in England and Wales, Cirrata VI, LLC, a Delaware limited liability company and each of the Target Group (each a “Borrower”, and collectively, the “Borrowers”).

Borrower Representative:    Cirrata Group LLC, a Delaware limited liability company.

Guarantors:    The obligations of the Borrowers and their subsidiaries under (a) the Senior Secured Credit Facilities (as defined below) (the “Obligations”) and (b) any treasury or cash management services, and any interest rate, currency, foreign exchange or commodity swap or hedging arrangements entered into with a Lender or an affiliate of a Lender (the “Additional Secured Obligations” and, together with the Obligations, the “Secured Obligations”) will be guaranteed by (i) Ambac Financial Group Inc., a Delaware corporation (“Parent Guarantor”), and (ii) all existing and future wholly-owned subsidiaries of the Borrowers (the “Subsidiary Guarantors”, and the Subsidiary Guarantors collectively with the Borrowers, the “Loan Parties”); provided that, Subsidiary Guarantors shall not include (a) immaterial subsidiaries (to be defined), (b) any subsidiary of a non-U.S. subsidiary of any Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (a “CFC”), (c) any U.S. subsidiary of the Borrowers that owns no material assets other than equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. Federal income tax purposes) in one or more foreign subsidiaries that are CFCs (a “CFC Holdco”), (d) non-profit subsidiaries, if any, (e) joint ventures, if any, (f) special purpose entities (so long as such special purpose entity is not created in contemplation of circumventing guarantee obligations), if any, (g) subsidiaries for which guarantees are (i) legally prohibited or require governmental consent, approval, license or authorization or (ii) contractually prohibited on the Closing Date or the date of acquisition, so long as such prohibition is not created in contemplation of such transaction, and unless such consent, approval, license or authorization has been received and (h) any subsidiary where the burden or cost of obtaining a guarantee outweighs the benefit of such guarantee to the Lenders, as determined in the reasonable discretion of the Administrative Agent and the Borrower Representative.

1 NTD: All capitalized terms used but not defined herein shall have the meanings given to such terms in the Commitment Letter to which this Term Sheet is attached.
LEGAL02/45482406v14

For the avoidance of doubt, Parent Guarantor shall not be a Loan Party, but shall provide a separate guaranty that includes a pledge of 100% of the Borrower Representative’s equity. The Parent Guarantor shall be required to maintain at least $10,000,000 in unrestricted cash and cash equivalents at all times; provided, that, the foregoing shall not be a condition to closing.

Arranger:    Truist Securities, Inc.

Administrative Agent:    Truist Bank (in such capacity, the “Administrative Agent”).

Lenders:    Truist Bank and each other financial institution that becomes a lender pursuant to and in accordance with the terms of the Financing Documentation (as defined below) after the Closing Date (the “Lenders”).

Senior Secured Credit
Facilities:    Senior secured credit facilities in an aggregate principal amount of up to $120,000,000 comprised of the following:

    Revolving Credit Facility: A $20,000,000 revolving credit facility (the “Revolver”), including a $5,000,000 sublimit for the issuance of standby letters of credit (each a “Letter of Credit”), and a $2,500,000 sublimit for swingline loans (each a “Swingline Loan”). Letters of Credit may be issued by Truist Bank (the “Issuing Bank”) and Swingline Loans may be made available by Truist Bank (the “Swingline Lender”), in each case in Truist Bank’s sole discretion as the Issuing Bank and Swingline Lender, respectively, and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan. For the avoidance of doubt, the Revolver may be drawn on the Closing Date.

    Term Loan Facility: A $100,000,000 term loan facility advanced in one drawing on the Closing Date (as defined below) (the “Term Loan”).

    The Revolver and the Term Loan are collectively referred to herein as the “Senior Secured Credit Facilities”.

Purpose:    Proceeds of the Term Loan shall be used on the date that the Senior Secured Credit Facilities close (the “Closing Date”) to finance a portion of the purchase price payable for the Acquisition and to pay related transaction fees and expenses.

    Proceeds of the Revolver shall be used (i) to finance a portion of the purchase price payable for acquisitions, including the Acquisition, and to pay related transaction fees and expenses, (ii) to provide ongoing working capital and (iii) for other general corporate purposes.

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Amortization and
Maturity Date:    The Revolver shall terminate, and all amounts outstanding thereunder shall be due and payable in full, on the date that is five (5) years after the Closing Date (the “Maturity Date”).

    The Term Loan will amortize in equal quarterly installments, commencing with the first full fiscal quarter ending after the Closing Date, in an aggregate annual amount equal to 2.5% per annum of the original principal amount of the Term Loan, with the remaining principal balance of the Term Loan to be due and payable in full on the Maturity Date.

Pricing/Fees/Expenses:    As set forth in the Fee Letter and Addendum I attached hereto.

Optional Prepayments
and Revolver Reductions:    Prepayments may be made, in whole or in part, without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in applicable cases. Voluntary prepayments of the Term Loan shall be applied to the principal installments thereof as directed by the Borrower Representative. The unutilized portion of the Revolver may be irrevocably reduced or terminated by the Borrowers at any time without penalty.

Mandatory Prepayments:    The Borrowers shall be required to prepay the Loans (in each case, subject to customary minimum thresholds, exceptions and exclusions set forth in the Financing Documentation) from the following:

(a) 100% of the net cash proceeds from certain sales or dispositions of assets, insurance and condemnation proceeds;

(b) 100% of the net cash proceeds from indemnity payments resulting from the Acquisition; and

(c) 100% of net cash proceeds from the issuance of unpermitted debt by any Borrower or any of their subsidiaries.

All such mandatory prepayments shall be applied to the Senior Secured Credit Facilities, first to the Term Loan (pro rata across all installments thereof, including the bullet, and pro rata among the Term Lenders) until paid in full, second to the Swingline Loans, third to the principal balance of the Revolver (without permanent reduction of the commitments thereunder), fourth to interest and fees and fifth to cash collateralize Letters of Credit.

Collateral:    Subject to customary exclusions and exceptions to be mutually agreed and a post-closing period for non-US security documents, the Senior Secured Credit Facilities, together with all hedging obligations and bank product obligations of the Borrowers and its subsidiaries with the Lenders and their affiliates, shall be collateralized by a first priority
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security interest in and lien on (i) substantially all personal property of the Borrowers and the Subsidiary Guarantors and a pledge of each Borrower’s and each subsidiary’s capital stock to the extent owned by the Loan Parties, including, without limitation, all accounts, inventory, equipment, general intangibles, goods, documents, contracts, trademarks, patents, copyrights, intercompany obligations, stock, securities and notes and (ii) all fee-owned real property by the Borrowers or any Subsidiary Guarantor with a fair market value greater than $2,000,000. All Secured Obligations shall also be guaranteed by the Parent Guarantor and the Subsidiary Guarantors.

    The Parent Guarantor shall provide a first priority pledge of 100% of the Borrower Representative’s equity interests, but shall not otherwise grant any security interest or provide any collateral.

    On a post-closing basis within a time period to be agreed, the Borrower Representative shall (or shall cause the applicable Loan Party or entity to) grant a collateral assignment of the representation and warranty insurance policy related to the Acquisition to the Administrative Agent and security documents governed by laws outside of the United States shall be delivered (to the extent not delivered on the Closing Date).

Incremental Facility:    The Borrowers shall have the right to increase the commitments to the Revolver (the “Incremental Revolving Facility”) and/or the Term Loan (the “Incremental Term Loans”) in an aggregate amount not to exceed the sum (such sum, the “Available Incremental Amount”) of (x) the greater of $40,000,000 and 100% of Consolidated EBITDA (as defined in Addendum II) for the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered, plus (y) an unlimited amount (each, an “Incremental Facility”); provided that, recomputed as of the end of the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered, when calculated on a pro forma basis immediately after giving effect to any Incremental Facility established in reliance on this clause (y) (assuming the full amount of such Incremental Facility is fully drawn and excluding the proceeds of such Incremental Facility from the cash netting in the Consolidated Total Net Leverage Ratio, as defined in Addendum II), the Consolidated Total Net Leverage Ratio would not exceed 3.50:1.00, at any time before the final maturity date of the relevant facility, provided further that (i) any new lenders are approved by the Administrative Agent (such approval not to be unreasonably withheld), (ii) no commitment of any Lender shall be increased without the consent of such Lender, (iii) all Conditions to all Credit Extensions set forth below would be satisfied, (iv) the Borrowers will be in pro forma compliance with all financial covenants, (v) the final maturity date and the weighted average life to maturity of any Incremental Term Loan shall be no earlier than the final maturity date and the weighted average life to maturity of the Term Loan and (vi) the terms of any Incremental Revolving Facility shall be identical to the existing Revolver (other than
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for the amount of the facility and upfront fees) and shall become part of and fungible with the existing Revolver to form a single Revolver. Each Incremental Facility shall become part of the Senior Secured Credit Facilities; to the extent that the effective yield on any Incremental Term Loan (as determined by the Administrative Agent) exceeds by more than 0.50% per annum (the amount of such excess above 0.50% per annum being referred to herein as the “Yield Differential”) the effective yield on the outstanding Term Loan (as determined by the Administrative Agent), then the Applicable Margin for such Term Loan shall automatically be increased by the Yield Differential, effective upon the making of such Incremental Term Loans. Each Incremental Facility will rank pari passu in right of payment and be secured on a pari passu basis with the Senior Secured Credit Facilities. No Lender shall be under any obligation to provide any commitment to, or otherwise participate in, any Incremental Facility and any such decision whether to provide a commitment to, or participate in, an Incremental Facility shall be in such Lender’s sole and absolute discretion.

Conditions to Closing:    The closing of, and the initial extension and availability of credit under, the Senior Secured Credit Facilities will be subject solely to the satisfaction (or waiver by Truist Bank in its discretion) of the conditions set forth in Annex III (Conditions to Closing) to the Commitment Letter.

Conditions to
All Credit Extensions
(after the Closing Date):    Each credit extension under the Senior Secured Credit Facilities (excluding the initial funding thereunder) will be subject to conditions customary for transactions of this type, including (i) accuracy of all representations and warranties, (ii) absence of any default or event of default and (iii) delivery of a customary borrowing notice.

Representations and
Warranties:    Customary for transactions of this type, including without limitation, representations and warranties as to due organization, good standing, power and authority; due authorization, execution, delivery and enforceability; governmental and third party consents and approvals; no violation of law, regulation, judgments, organizational documents or agreements, and no creation of liens; accuracy of financial statements and no material adverse change; no litigation; environmental matters; compliance with laws; not an investment company or subject to regulation restricting the transactions; tax matters; margin regulations; use of proceeds; ERISA; ownership of assets; insurance; intellectual property; accuracy of disclosure; absence of labor disputes; identification of subsidiaries; solvency; deposit accounts; collateral matters; material agreements; Patriot Act and OFAC compliance. For the avoidance of doubt, the foregoing shall be limited by the Limited Conditionality Provision.

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Covenants:    Customary for transactions of this type (with customary qualifications and exceptions to be mutually agreed), including, without limitation, the following:

    (a)    Reporting Covenants - Delivery of;

(i)annual unqualified audited consolidated financial statements of the Parent Guarantor not later than 120 days after the end of each fiscal year of the Parent Guarantor;
(ii)quarterly unaudited consolidated financial statements of the Parent Guarantor not later than 60 days after the end of each of the first three fiscal quarters in each fiscal year of the Parent Guarantor;
(iii)annual unaudited consolidated and consolidating financial statements of the Borrower Representative and its Subsidiaries not later than 120 days after the end of each fiscal year of the Borrower Representative;
(iv)quarterly unaudited consolidated and consolidating financial statements of the Borrower Representative and its Subsidiaries not later 60 days after the end of each of the first three fiscal quarters in each fiscal year of the Borrower Representative;
(v)annual unqualified audited consolidated financial statements of Xchange Benefits, LLC, a Delaware limited liability company (“XB”), and its subsidiaries not later than 120 days after the end of each fiscal year of XB;
(vi)annual unqualified audited consolidated financial statements of Beat Capital Partners Limited, a private limited company incorporated in England and Wales (“Beat Capital”), and its subsidiaries not later than 120 days after the end of each fiscal year of Beat Capital (for the avoidance of doubt, to be prepared using UK GAAP standards);
(vii)quarterly compliance certificates;
(viii)SEC filings of Parent Guarantor (including reports, proxy statements, etc.); and
(ix)customary notifications, including, without limitation, KYC and notice of any default.

        (b)    Affirmative Covenants – covenants in respect of:

(i)maintenance of existence, licenses, rights and material intellectual property;
(ii)compliance with laws;
(iii)payment of taxes and other obligations;
(iv)books and records; visitation and inspection rights;
(v)maintenance of properties and insurance;
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(vi)use of proceeds;
(vii)margin regulations;
(viii)casualty and condemnation;
(ix)controlled accounts;
(x)additional guarantors and collateral;
(xi)distributions of cash to the Loan Parties from non-wholly owned subsidiaries of the Loan Parties on a quarterly basis consistent with current practice;
(xii)real estate;
(xiii)further assurances; and
(xiv)beneficial ownership.

        (c)    Negative Covenants - restrictions on:

(i)indebtedness (including guarantees, other contingent obligations and disqualified capital stock); it being understood and agreed that the credit agreement shall provide exceptions for (A) a $5,000,000 capital lease basket, (B) intercompany debt incurred in the ordinary course of business (x) among Loan Parties, and (y) between a Loan Party and a non-Loan Party subject to a cap and other terms to be mutually agreed, (C) a $6,000,000 general debt basket, (D) the Existing Put Obligations as in effect on the Closing Date (which shall be scheduled) and (E) incurrence of Future Put Obligations (to be defined in a manner consistent with Addendum II) subject to an aggregate cap in an amount to be mutually agreed, no default or event of default and all such Future Put Obligations shall be expressly subordinated to the Secured Obligations on terms acceptable to the Administrative Agent;

(ii)liens; it being understood and agreed that the credit agreement shall provide exceptions for (A) a $5,000,000 lien basket for capital leases, (B) liens on cash collateral to secure future letters of credit securing operating leases in the ordinary course of business subject to a certain cap to be mutually agreed, (C) a $2,000,000 general lien basket and (D) other “permitted liens” customarily permitted for secured financings of this type;

(iii)fundamental changes;

(iv)investments; it being understood and agreed that the credit agreement shall provide exceptions for (A) a general investment basket subject to pro forma financial covenant compliance, a pro forma Consolidated Total Net Leverage Ratio not in excess of 3.50 to 1.00 and no default or event of default, (B) investments required to
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satisfy (1) Existing Put Obligations and (2) Future Put Obligations subject to the conditions attributable to the corresponding restricted payment, (C) investments required to satisfy equity commitment obligations in existence on the Closing Date that are owed to Tara Hill Services, LLC and Pivix Specialty Insurance Services Inc. and (D) any investments funded with proceeds of substantially contemporaneous cash contributions from the Parent Guarantor in respect of issuances of the Borrower Representative’s common capital stock;

(v)restricted payments (including payments of dividends, share repurchases, redemptions, payments of subordinated or junior capital and other restricted payments); it being understood and agreed that the credit agreement shall provide exceptions for (A) share repurchases shall be permitted subject to pro forma financial covenant compliance, a pro forma Consolidated Total Net Leverage Ratio not in excess of 3.25 to 1.00 and no default or event of default, (B) a general restricted payment “ratio” basket shall be subject to pro forma financial covenant compliance, a pro forma Consolidated Total Net Leverage Ratio not in excess of 3.25 to 1.00 and no default or event of default, (C) a general restricted payment “fixed” basket of $2,000,000 subject to no default or event of default and (D) payment of (1) Existing Put Obligations and (2) Future Put Obligations subject to pro forma financial covenant compliance and no default or event of default;

(vi)sale of assets; it being understood and agreed that the credit agreement shall provide an exception for a $2,000,000 per fiscal year general asset basket;

(vii)affiliate transactions;

(viii)restrictive agreements (including covenants limiting dividends or loans made from subsidiaries to the Borrowers or on the ability of any Borrower or any subsidiary to grant liens);

(ix)sale/leaseback transactions;

(x)speculative hedging;

(xi)amendments to organizational documents and material agreements;

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(xii)engaging in business other than current business and those reasonably related thereto;

(xiii)change in fiscal year or accounting practices; and

(xiv)sanctions and anti-corruption.

For the avoidance of doubt, the affirmative and negative covenant packages in the credit agreement shall generally apply only to the Borrower Representative and its Subsidiaries and not the Parent Guarantor. The Parent Guarantor shall be subject to a less comprehensive covenant package in a guaranty and pledge agreement primarily focused on maintaining its ownership and pledge of the Borrower Representative’s equity interests.

        (d)    Financial Covenants - Maintenance of the following financial covenants:

•Maximum “Consolidated Total Net Leverage Ratio” (to be defined in the Financing Documentation in a manner consistent with the corresponding definition in Addendum II) of 4.00:1.00.

•Minimum “Consolidated Fixed Charge Coverage Ratio” (to be defined in the Financing Documentation in a manner consistent with the corresponding definition in Addendum II) of 1.20:1.00.

Each of the ratios referred to above will be calculated for the Borrower Representative and its subsidiaries on a consolidated basis for each consecutive four (4) fiscal quarter period, commencing with the first fiscal quarter ending after the Closing Date; provided that during the first (1st) year following the Closing Date, for purposes of the Consolidated Fixed Charge Coverage Ratio, the calculation of cash interest expense and scheduled principal payments on total funded debt shall be made for the period of time since the Closing Date and annualized.

Events of Default:    Customary for transactions of this type (with customary notice and cure periods), including, without limitation, the following: payment default; breach of representations in any material respect; breach of covenants; cross-default to material indebtedness; bankruptcy; ERISA; material judgments; change in control; loss of insurance licenses that could reasonably be expected to result in a material adverse effect; termination or invalidity of guaranty or security documents; and defaults under other loan documents.

Participations and
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Assignments:    Assignments of the Senior Secured Credit Facilities to other banks, financial institutions and funds will be permitted with the written approval of the Borrower Representative and the Administrative Agent (such approval not to be unreasonably withheld or delayed (with the Borrowers deemed to have approved of an assignment if it fails to approve or disapprove of such assignment within 5 business days after receiving notice thereof), and such approval not required by the Borrowers if an Event of Default has occurred) in minimum amounts of $5,000,000 with respect to the Revolver and $1,000,000 with respect to any Term Loan, and minimum increments of $1,000,000; provided, however, that (i) no such consent of the Borrowers or the Administrative Agent shall be required to any assignment of any Term Loan by a Lender to an affiliate of such Lender or to a fund managed by a Lender or an affiliate of a Lender and (ii) the minimum increment requirement shall not apply if a Lender is assigning its entire commitment. An administrative fee of $3,500 shall be due and payable by such assigning Lender to the Administrative Agent upon the occurrence of any assignment. Participations to other banks and financial institutions will be permitted without consent but will not release the selling Lender from its obligations with respect to the Senior Secured Credit Facilities.

Waivers and
Amendments:    Amendments and waivers will require approval of Lenders holding more than 50% of the loans and commitments under the Senior Secured Credit Facilities (the “Required Lenders”), except that the consent of all Lenders or affected Lenders, in addition to the consent of the Required Lenders, shall be required to (i) extend or increase any commitment, or extend the date scheduled for payment of any principal (excluding any mandatory prepayment), interest or fees, (ii) reduce the principal amount of any loan, the rate of interest thereunder or fees payable in respect thereof, (iii) release all or substantially all parties from guaranty obligations, (iv) release all or substantially all collateral, (v) reduce the percentage required for “Required Lenders”, (vi) amend the pro rata sharing provisions and (vii) subordinate the Senior Secured Credit Facilities or liens on the Collateral securing the Senior Secured Credit Facilities.

Indemnification /
Expense Reimbursement:    The Borrowers will indemnify and hold harmless the Administrative Agent, the Issuing Bank, the Swingline Lender, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Senior Secured Credit Facilities, the transactions in connection therewith or the Borrowers’ use of loan proceeds or the commitments, including, without limitation, reasonable attorney’s fees, expenses and settlement costs. This indemnification shall survive and continue for the benefit of all such persons and entities.

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Governing Law:    State of New York (except as provided for in the Commitment Letter).

Counsel to the
Administrative Agent:    Alston & Bird LLP.

Miscellaneous:    Each party shall waive its right to a trial by jury and submit to exclusive jurisdiction in New York. The Financing Documentation will contain usual and customary provisions for transactions of this type relating to: (i) increased funding costs, withholding tax “gross-up” amounts and other taxes, breakage and redeployment costs, changes in capital adequacy or liquidity requirements, illegality, availability of funds, inability to ascertain funding costs, yield protection, bank reserve requirements, benchmark replacement (and, for purposes of such provisions, will treat Basel III and Dodd Frank as changes in law) and (ii) changes to Delaware law regarding divisions by limited liability companies (or any comparable event under a different jurisdiction’s laws), UK and EU bail-in, qualified financial contracts, erroneous payments, defaulting lender, yank-a-bank, Lender ERISA representation and beneficial ownership. The Financing Documentation will also contain protections against “liability management transactions” (including the risks posed to lenders by “J Crew”, “Chewy”, “Serta”, etc.). The Financing Documentation will disregard ASC 842 with respect to accounting treatment for leases under GAAP for all purposes.

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ADDENDUM I

PRICING, FEES AND EXPENSES

Capitalized terms not otherwise defined herein have the meaning set forth in the Summary of Principal Terms and Conditions to which this Addendum is attached.

Interest Rates:    The interest rates per annum applicable to the Senior Secured Credit Facilities (other than with respect to Swingline Loans) will be, at the option of the Borrowers, (i) Term SOFR for interest periods of one, three or six months (in each case, subject to the availability thereof) plus the Applicable Margin (as defined below) or (ii) the Base Rate plus the Applicable Margin.

    “Applicable Margin” means a percentage per annum to be determined in accordance with the pricing grid set forth below, based on the Borrowers’ Consolidated Total Net Leverage Ratio; provided, however, that the Applicable Margin indicated by Level I shall be in effect from the Closing Date through the date of delivery of the Borrowers’ financial statements and compliance certificate for the fiscal quarter in which the Closing Date occurs.

Level	Consolidated Total Net Leverage Ratio	Term SOFR Loans	Base Rate Loans	Commitment Fee
I	≥ 2.50:1.00	2.75%	1.75%	0.500%
II	< 2.50:1.00 but ≥ 2.00:1.00	2.50%	1.50%	0.375%
III	< 2.00:1.00	2.25%	1.25%	0.375%

“Base Rate” means the higher of (i) the rate which Truist Bank announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds rate, as in effect from time to time, plus one-half of one percent (½%) per annum, (iii) Term SOFR for a one-month tenor in effect on such day plus 1.00% and (iv) zero percent (0.0%). Any changes in such rates to be effective as of the date of any change in such rate. The Truist Bank prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Truist Bank may make commercial loans or other loans at rates of interest at, above, or below the Truist Bank prime lending rate.

“Floor” means a rate of interest equal to 0.00%.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

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“Term SOFR” means:

(a)for any calculation with respect to a SOFR loan, the Term SOFR Reference Rate for a tenor comparable to the applicable interest period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such interest period, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m., Eastern time, on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date (as such term shall be defined in the Financing Documentation) with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)for any calculation with respect to a Base Rate loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m., Eastern time, on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term
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SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

    Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolver.

    Interest for Term SOFR loans shall be payable at the end of the selected interest period but no less frequently than quarterly. Interest for Base Rate loans and Swingline Loans shall be payable quarterly in arrears.

Default Interest:     If any event of default has occurred and is continuing, then the otherwise applicable Applicable Margin and Letter of Credit Fees shall be increased by 2% per annum. Default interest shall be payable on demand.

Commitment Fee:    A commitment fee shall be payable by the Borrowers quarterly in arrears on the average daily unused portion of the Revolver, in an amount equal to the percentage per annum designated in the pricing grid set forth above for Commitment Fees; provided, however, that the Commitment Fee percentage indicated by Level I shall be in effect from the Closing Date through the date of delivery of the Borrowers’ financial statements and compliance certificate for the fiscal quarter in which the Closing Date occurs. Outstanding letters of credit under the Revolver will be deemed usage of the Revolver, but Swingline Loans shall not be deemed usage of the Revolver.

Letter of Credit Fee:    Letter of credit fees shall be payable quarterly in arrears at a rate equal to the Applicable Margin for Term SOFR loans under the Revolver on the average outstanding Letters of Credit, ratably to the Lenders in accordance with their participation in the respective letters of credit. In addition, a facing fee and other customary administrative charges shall be paid to the Issuing Bank for its own account. In each case, fees shall be calculated on the aggregate stated amount of the Letters of Credit for the duration thereof.

Calculation of
Interest and Fees:    Other than calculations in respect of interest at the Truist Bank prime rate (which shall be made on the basis of actual number of days elapsed in a
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365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

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ADDENDUM II

CERTAIN UNDERSTANDING REGARDING DEFINED TERMS2

“Consolidated EBITDA” (and component definitions, including “Consolidated Net Income”) to be defined for the Borrowers and their subsidiaries in the Financing Documentation (including add-backs and deductions), and will include in any event, among others, adjustments or add-backs for the following to the extent deducted in determining Consolidated Net Income (other than in the case of clauses (f) and (h) below):

(a)consolidated interest expense;
(b)income tax expense determined on a consolidated basis in accordance with GAAP;
(c)depreciation and amortization determined on a consolidated basis in accordance with GAAP;
(d)unrealized losses in respect of currency exchange and all other non-cash charges, expenses, losses, or other items determined on a consolidated basis in accordance with GAAP (other than (x) any write downs of accounts receivable and (y) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period), in each case for such period;
(e)(A) transaction costs and expenses arising in connection with any permitted acquisition or other permitted investment, asset disposition, issuance of Capital Stock, or incurrence of permitted indebtedness after the Closing Date; provided that the amount of such transaction costs and expenses for any Permitted Acquisitions or other permitted Investments, asset dispositions, issuances of Capital Stock, or incurrences of permitted indebtedness which are not consummated shall not exceed $2,000,000 during any four consecutive fiscal quarter period; (B) transaction costs and expenses paid in cash on or around the Closing Date in connection with the Related Transactions in an aggregate amount not to exceed an amount to be mutually agreed and (C) fees, costs and expenses related to the Transactions (including in connection with any Incremental Commitments and including for the avoidance of doubt, any Up-Front Fees in connection with the Incremental Revolving Loans and the Incremental Term Loan) and any amendments, restatements, supplements or modifications thereof and paid or reimbursed to Administrative Agent, any of the Lenders or any third parties paid or engaged by Administrative Agent or any of the Lenders or paid or reimbursed to third parties that are paid or engaged by any of the Loan Parties to the extent disclosed to and approved by the Administrative Agent;
(f)“run-rate” cost savings, synergies (but, for the avoidance of doubt, excluding revenue synergies) and operating expense reductions projected by the Borrowers in good faith to result from actions taken no later than 12 months after the end of the applicable calculation period and other similar items resulting from actions taken by the Borrowers (calculated on a pro forma basis as though such cost savings, synergies and operating expense reductions had begun being realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided, that (x) such cost savings, synergies and operating expense reductions are reasonably identifiable and reasonably attributable to the actions specified and reasonably
2 NTD: The “understandings of defined terms” contained in this Addendum II are intended to capture the intent of the parties with respect to the substance of the financial covenants and incurrence capacity, it being understood and agreed that certain capitalized (and uncapitalized) terms will be subject to definitions to be mutually agreed upon in the Financing Documentation.
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anticipated to result from such actions and (y) the aggregate amount of such cost savings, synergies and operating expense reductions added back pursuant to this clause (f), together with any items added-back pursuant to clause (g) below, shall not exceed a combined 20% of Consolidated EBITDA for the applicable calculation period (calculated before giving effect to such add-backs);
(g)unusual, one-time or non-recurring losses, charges, costs and expenses, including initial start-up costs and expenses for managing general agent entities, in each case not otherwise added back to Consolidated EBITDA, in each case, incurred during such period; provided, that the aggregate amount of unusual, one-time or non-recurring losses, charges and expenses added pursuant to this clause (g), together with the aggregate amount of any items added-back pursuant to clause (f) above, shall not exceed 20% of Consolidated EBITDA for the applicable calculation period (calculated before giving effect to such add-backs);
(h)proceeds of business interruption insurance;
(i)non-cash equity compensation; and
(j)add-backs acceptable to the Administrative Agent in its sole discretion;
Consolidated EBITDA will also be reduced by (x) unusual and non-recurring gains and (y) non-cash gains, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash items in any prior period (other than any such accruals or cash reserves that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition).

For the avoidance of doubt:

(I)Consolidated EBITDA (including all adjustments, as applicable) shall not include the portion of net income or adjustments attributable to “non-controlling interests”; and

(II)for purposes of calculating compliance with the financial covenants, to the extent that during such period any Loan Party shall have consummated a permitted acquisition or other acquisition approved in writing by the Required Lenders, or any sale, transfer or other disposition of any Person, business, property or assets, Consolidated EBITDA shall be calculated on a pro forma basis with respect to such Person, business, property or assets so acquired or disposed of.

“Consolidated Gross EBITDA” shall be calculated in a manner substantially similar to “Consolidated EBITDA”; provided that the net income and adjustments shall not be reduced by any share attributable to “non-controlling interests”.

“Consolidated Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) (i) Consolidated Gross EBITDA, minus (ii) permitted tax distributions and taxes paid in cash to persons other than the Loan Parties determined on a consolidated basis in accordance with GAAP minus (iii) unfinanced capital expenditures minus (iv) certain restricted payments consisting of (A) the portion of pro rata distributions (other than Specified Put Obligations) made to unaffiliated third party equity owners of less than wholly-owned subsidiaries (provided that, after the exercise of any Specified Put Obligation that reduces the ownership of any unaffiliated third party owner, the amount of any such historical distribution to such unaffiliated third party owner for purposes of this clause (iv)(A) shall be deemed to be reduced on a retroactive basis to reflect the updated pro forma ownership of any such unaffiliated third party equity owner as if the reduced percentage of ownership had applied at the time each such historical distribution
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was made) and (B) voluntary prepayments of subordinated debt to (b) Consolidated Fixed Charges, in each case measured for the four consecutive fiscal quarters ending on or immediately prior to such date for which financial statements are required to have been delivered.

“Consolidated Fixed Charges” shall mean, for the Borrowers and their Subsidiaries for any period, the sum (without duplication) of (i) consolidated interest expense to the extent paid in cash; plus (ii) scheduled principal payments paid in cash on Consolidated Total Indebtedness during such period (without giving effect to any reduction to or elimination of any scheduled principal payment resulting from prepayments); plus (iii) payments of Specified Put Obligations to the extent paid in cash (but excluding payments in respect of Specified Put Obligations to the extent financed with the proceeds of a substantially contemporaneous permitted debt or equity issuance).

“Consolidated Total Indebtedness” shall mean, as of any date of determination, for the Borrowers and their Subsidiaries measured on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, purchase agreements, loan agreements or other similar instruments; (b) all purchase money and capital lease indebtedness; (c) any amounts drawn (and, as of the date of determination, unreimbursed) under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (d) earnout obligations to the extent such obligations are due and payable and not paid for one (1) business day; (e) all attributable indebtedness; (f) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any disqualified equity interests or any warrant, right or option to acquire such equity interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; provided, that, notwithstanding the foregoing, solely for purposes of Consolidated Total Indebtedness, Specified Put Obligations shall only be included to the extent the applicable put is exercised and not paid within five (5) business days of the due date under the applicable agreement with respect to each Specified Put Obligation; and (g) without duplication, all Guarantees with respect to outstanding indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Loan Parties.
“Consolidated Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Total Indebtedness as of such date minus unrestricted cash of the Loan Parties in which the Administrative Agent has a first priority perfected Lien as of such date in an aggregate amount not to exceed $10,000,000 to (b) Consolidated EBITDA of the Borrowers and their Subsidiaries for the most recently completed period of four consecutive fiscal quarter period for which financial statements are required to have been delivered.

“Existing Put Obligations” shall mean the Specified Put Obligations that exist as of the Closing Date, which shall be scheduled.

“Future Put Obligations” shall mean the obligation of any Loan Party or any Subsidiary to honor any put right option requiring such Loan Party or Subsidiary to purchase an unaffiliated third party minority owner’s equity interest in any less than wholly-owned Subsidiary incurred after the Closing Date (subject to the terms and conditions in the credit agreement).

“Specified Put Obligations” shall mean, collectively, any Existing Put Obligations and any Future Put Obligations.
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Annex III
Conditions to Closing

The availability of each of the Senior Secured Credit Facilities set forth in the Commitment Letter shall be subject to the satisfaction (or waiver by Truist Bank in its discretion) of the following conditions:

1.AAC Sale. The sale (the “Sale”) of 100% of the equity interests of Ambac Assurance Corporation (“AAC”) owned by Parent Guarantor shall have been consummated in accordance with the terms of that certain Stock Purchase Agreement, dated as of June 4, 2024, by and between Parent Guarantor and American Acorn Corporation (the “AAC Sale Agreement”) and shall have resulted in (i) the Parent Guarantor’s receipt of at least $355,000,000 in cash proceeds and (ii) Cirrata V LLC, a Delaware limited liability company (“Cirrata V”) becoming a wholly owned Subsidiary of the Borrower Representative. The parties hereto acknowledge that the condition set forth in this paragraph 1 has been satisfied prior to or as of the date hereof.

2.Acquisition. The Acquisition shall have been consummated substantially contemporaneously with the initial borrowing under the Senior Secured Credit Facilities, in accordance in all material respects with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments, supplements, consents or waivers by Buyer Parent or the Initial Borrower (or any of their affiliates) thereto that are adverse in any material respect to the interests of the Administrative Agent and the Lenders without the prior consent of the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed; provided that it is understood and agreed that:

a.any reduction in the purchase price of, or consideration for, the Acquisition under the Acquisition Agreement shall be deemed to be not materially adverse to the interests of the Administrative Agent and the Lenders so long as any such reduction (i) is not greater than 10% of the purchase price and (ii) shall reduce the size of the Term Loan on a dollar-for-dollar basis;
b.any increase in the purchase price of, or consideration for, the Acquisition under the Acquisition Agreement (other than any working capital purchase price adjustment that is expressly contemplated in the Acquisition Agreement as in effect as of the date hereof) shall be deemed to be materially adverse to the Administrative Agent; and
c.any change to the definition of “Company Material Adverse Effect” contained in the Acquisition Agreement as in effect as of the date of the execution of the Commitment Letter, or to the “Xerox” provisions contained in the Acquisition Agreement as in effect as of the date of the execution of the Commitment Letter, shall be deemed to be materially adverse to the Administrative Agent.
3.Equity Investment from Parent Guarantor. Prior to, or substantially contemporaneously with the closing of the Acquisition on the Closing Date, the Parent Guarantor shall have invested a minimum of 52% of the total purchase price for the Acquisition in the Borrower Representative for common cash equity, and the Borrower Representative shall have distributed all such net cash proceeds to the Initial Borrower for application to the purchase price of the Acquisition.
Annex III-1

4.Cirrata V Equity Contribution. The Borrower Representative shall own 100% of the equity interests in Cirrata V on the Closing Date. The parties hereto acknowledge that the condition set forth in this paragraph 4 has been satisfied prior to or as of the date hereof.
5.Security and Perfection. Subject to the Limited Conditionality Provision (as defined below) and the last sentence of paragraph 11 of this Annex, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral as described in the Term Sheet shall have been executed by the Loan Parties, as applicable, and delivered to the Administrative Agent and, if applicable, shall be in proper form for filing.
6.Evidence of Solvency. The Parent Guarantor and the Borrower Representative shall have each delivered to the Administrative Agent a certification of their respective chief financial officer or other responsible officer, in each case, substantially in the form of Annex IV attached to the Commitment Letter.

7.Required Information. The Administrative Agent shall have received each of:

a.the consolidated audited financial statements of the Parent Guarantor for the fiscal year ended December 31, 2024, which the Administrative Agent acknowledges receipt thereof as of the date hereof,

b.the consolidated unaudited financial statements for the Parent Guarantor for the fiscal quarters ended March 31, 2025 and June 30, 2025, which the Administrative Agent acknowledges receipt thereof as of the date hereof; and

c.the Financial Statements (as defined in the Acquisition Agreement) for the Target Group, which the Administrative Agent acknowledges receipt hereof as of the date hereof.

8.No Company Material Adverse Effect. No “Company Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on the date hereof) shall have occurred and be occurring as of the Closing Date.

9.PATRIOT Act; Beneficial Ownership. The Administrative Agent and the Lenders shall have received, at least three days prior to the Closing Date, (i) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, as have been reasonably requested in writing at least seven business days (or, with respect to beneficial ownership certificates, three business days) prior to the Closing Date by the Administrative Agent or any Lender that they reasonably determine is required by regulatory authorities under such applicable rules and regulations and (ii) to the extent any Loan Party qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), a certificate regarding beneficial ownership as required by the Beneficial Ownership Regulation with respect to such Loan Party.

10.Payment of Fees and Expenses. All fees and expenses required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter shall have been paid, it being understood and agreed that such fees and expenses may be offset against the proceeds of the Term Loan.

Annex III-2

11.Execution and Delivery of Financing Documentation. Subject to the Limited Conditionality Provision, the Loan Parties shall have executed and delivered (or caused to be delivered) to the Administrative Agent: (i) a customary credit agreement and ancillary loan documentation (including a guaranty and pledge agreement from Parent Guarantor) on the terms substantially consistent with the Term Sheet (the “Financing Documentation”), legal opinions, closing certificates, corporate documents, including organizational documents and formation documents and borrowing notices and (ii) customary lien searches (or its equivalent in any jurisdiction) of the Loan Parties. Notwithstanding anything to the contrary herein, any actions necessary to provide and/or perfect a security interest in the collateral under the Financing Documentation that are subject to laws other than those of the United States or a state thereof may be completed on a post-closing basis within a reasonable time period to be mutually agreed.

12.Accuracy of Specified Representations and Warranties and Acquisition Agreement Representations. The Acquisition Agreement Representations (as defined below) shall be true and correct to the extent required by the Limited Conditionality Provision and the Specified Representations (as defined below) shall be true and correct in all material respects on or as of the Closing Date (or any date prior thereto); provided that, to the extent any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, such Specified Representation shall be true and correct in all respects on or as of the Closing Date (or any date prior thereto) and shall be interpreted using the definition of “Company Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on the date hereof; provided, further, that any reference therein to “Acquired Companies” shall be deemed to be a reference to the Borrowers and their Subsidiaries or the Parent Guarantor, as applicable).

13.Existing Indebtedness. All existing indebtedness for borrowed money and all guarantees of the Borrowers and their Subsidiaries that are not permitted to remain outstanding pursuant the Financing Documentation (including the UBS bridge loan facility) shall be repaid in full and released prior to, or substantially contemporaneously with, the funding of the Senior Secured Credit Facilities on the Closing Date; and all liens associated therewith terminated, if any.

14.Inside Closing Date. Without the written consent of the Administrative Agent, the Closing Date shall not occur prior to October 30, 2025.

Notwithstanding anything to the contrary set forth above or in this Commitment Letter, the Fee Letter, the Financing Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions, (i) the only representations and warranties, the making and accuracy of which shall be a condition to the availability of the Senior Secured Credit Facilities on the Closing Date shall be (A) such of the representations and warranties made with respect to the Target Group in the Acquisition Agreement (giving effect to materiality qualifiers contained in the Acquisition Agreement) as are material to the interests of the Administrative Agent and the Lenders, but only to the extent that you (or your applicable affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or such affiliates’) obligations under the Acquisition Agreement, or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof), as a result of a breach of such representations and warranties (the “Acquisition Agreement Representations”), and (B) the Specified Representations (as defined below) and (ii) the terms of the Financing Documentation shall be in a form such that they do not impair the availability of, and initial funding under, the Senior Secured Credit Facilities on the Closing Date if the conditions expressly set forth in Annex III are satisfied (or waived by Truist in its discretion) (it being understood that, to the extent any security interest in any collateral
Annex III-3

referred to in Annex II under the heading “Collateral” (the “Collateral”) (other than to the extent a lien on such Collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code (“UCC”)) is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense, the provision and/or perfection of security interests in such Collateral shall not constitute a condition precedent to the availability of the Senior Secured Credit Facilities on the Closing Date, but shall be required to be provided and/or perfected after the Closing Date within a time period to be agreed by the Borrower Representative and the Administrative Agent and in any event at least one business day following the Closing Date). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Financing Documentation relating to corporate or other organizational existence of the Loan Parties and the Parent Guarantor; organizational power and authority and due authorization, execution and delivery, in each case, as they relate to their entry into, delivery and performance of the Financing Documentation by the Loan Parties and the Parent Guarantor; enforceability of the applicable Financing Documentation by the Loan Parties and the Parent Guarantor; solvency (such representation and warranty and the definition of solvency to be consistent with the solvency certificate in the form set forth in Annex IV attached to the Commitment Letter); no conflicts of Financing Documentation with applicable law or the charter documents of the Loan Parties or the Parent Guarantor; Federal Reserve margin regulations; the Investment Company Act; use of proceeds of the Senior Secured Credit Facilities on the Closing Date not violating OFAC, FCPA or the PATRIOT Act; and creation, validity and perfection of security interests (subject to permitted liens as set forth in the Financing Documentation and the limitations set forth in this paragraph). This paragraph shall be referred to herein as the “Limited Conditionality Provision”.

Annex III-4

Annex IV
Project Seagull
Form of Solvency Certificate
SOLVENCY CERTIFICATE
This Solvency Certificate (this “Solvency Certificate”) is delivered pursuant to Section [●] of the Credit Agreement, dated as of the date hereof, among [●], Truist Bank, as the Administrative Agent, and the other lenders parties thereto (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Solvency Certificate shall have the meanings set forth in the Credit Agreement.
The undersigned is familiar with the business and financial position of [Parent Guarantor / Borrower Representative] and its Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made, or has caused to be made under such undersigned’s supervision, such other examinations, investigations and inquiries as is reasonable and necessary to enable the undersigned to express an informed opinion as to the matters referred to herein, having taken into account the nature of the particular business anticipated to be conducted by [Parent Guarantor / Borrower Representative] and its Subsidiaries after the consummation of the Transactions.
I, [●], solely in my capacity as the [●] of the [Borrower Representative / Parent Guarantor], do hereby certify on behalf of the [Parent Guarantor / Borrower Representative] that, as of the date hereof, after giving pro forma effect to the consummation of the Transactions on the Closing Date:
(a)    The sum of the debt (including contingent liabilities) of the [Parent Guarantor / Borrower Representative] and its Subsidiaries on a consolidated basis does not exceed the fair value of the assets of the [Parent Guarantor / Borrower Representative] and its Subsidiaries on a consolidated basis.
(b)    The present fair saleable value of the assets of the [Parent Guarantor / Borrower Representative] and its Subsidiaries on a consolidated basis, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) and debts of the [Parent Guarantor / Borrower Representative] and its Subsidiaries on a consolidated basis, as they become absolute and matured in the ordinary course of business.
(c)    The capital of the [Parent Guarantor / Borrower Representative] and its Subsidiaries on a consolidated basis is not unreasonably small in relation to their business, on a consolidated basis, as contemplated on the Closing Date.
(d)    The [Parent Guarantor / Borrower Representative] and its Subsidiaries on a consolidated basis have not incurred and do not intend to incur, or believe that they will incur, debts including contingent obligations, beyond their ability to pay such debts as they become due in the ordinary course of business.
For purposes of this Solvency Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability
Annex IV-1

(irrespective of whether such contingent liabilities meet the criteria for accrual under Accounting Standards Codification 450).
In reaching the conclusions set forth in this Solvency Certificate, I have made such other investigations and inquiries as I have deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the [Parent Guarantor / Borrower Representative] and their Subsidiaries on a consolidated basis after giving pro forma effect to the consummation of the Transactions.
[Remainder of Page Intentionally Left Blank]

Annex IV-2

IN WITNESS WHEREOF, I have executed this Solvency Certificate as of the date first written above.
[●]

By:
Name:
Title:
Annex IV-3